www.TractorSupply.com

TRACTOR SUPPLY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR 2016 RESULTS
Fourth Quarter Comparable Store Sales Increased 3.1%
Fourth Quarter Earnings per Share Increased 14.6% to $0.94
Full Year Earnings per Share Increased 9.0% to $3.27

Brentwood, TN, February 1, 2017 - Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today announced financial results for its fourth quarter and fiscal year ended December 31, 2016. Additionally, the Company provided its initial outlook for fiscal 2017.

Fourth Quarter Results
Net sales for the fourth quarter 2016 increased 16.4% to $1.92 billion from $1.65 billion in the fourth quarter of 2015. The fourth quarter included an extra sales week as part of the Company’s 53-week calendar in 2016, which represented 6.2 percentage points of the overall 16.4% sales increase. Comparable store sales increased 3.1% versus a decrease of 1.4% in the prior year’s fourth quarter. The 3.1% increase includes an estimated 60 basis point benefit from one additional comparable sales day in the fourth quarter of 2016 versus the prior year. Comparable store transaction count increased 4.0% and average ticket decreased 0.9%. This represents the 35th consecutive quarter of comparable transaction count growth. Comparable store sales were driven by strong performance in everyday basic items across a number of consumable, usable and edible (C.U.E.) and hardline related areas such as livestock and pet, bird and wildlife, trailers and accessories, hand tools and livestock equipment.

Gross profit increased 15.2% to $646.3 million from $561.0 million and gross margin rate decreased to 33.7% from 34.1% in the prior year’s fourth quarter. The decline in gross margin was primarily driven by a higher mix of C.U.E. products, which generally carry below chain average gross margin, and a slightly higher level of promotional activity. Freight expense did not have a significant impact on the quarter.

Selling, general and administrative (SG&A) expenses, including depreciation and amortization, increased 16.5% to $451.6 million from $387.7 million in the prior year period. As a percent of net sales, SG&A expenses remained flat at 23.6% compared to the fourth quarter of 2015. SG&A expenses as a percent of net sales benefited from leverage of occupancy costs resulting from the 53rd week of sales and the 3.1% increase in comparable store sales. These benefits were primarily offset by higher store personnel and advertising costs, related primarily to sales driving initiatives, as well as the incremental acquisition and operating expenses associated with the Petsense acquisition.

Net income increased 10.6% to $123.6 million from $111.7 million, and diluted earnings per share increased 14.6% to $0.94 from $0.82 in the fourth quarter of the prior year. The Company estimates that the 53rd week in 2016 represented a benefit of approximately $0.055 per diluted share.

The Company opened 21 new stores and closed one Del’s store in the fourth quarter of 2016 compared to 26 new store openings and three store closures, two of which were Del’s stores, in the prior year period. Additionally in the fourth quarter of 2016, the Company acquired Petsense LLC. At the end of the fourth quarter, there were 143 Petsense stores, which included eight store openings and one store closure during the quarter.

Greg Sandfort, Chief Executive Officer, stated, “While it was obviously a challenging retail environment, our Tractor Supply team managed the business well and drove strong comparable store sales and earnings per share growth. Throughout the quarter, the team worked hard to take advantage of weather trends, localize assortments, manage inventory and shorten the supply chain. Our focus was on driving sales in key categories and keeping our inventory current in others. On a market-by-market basis, we aligned our business from all sides - merchandise, pricing, promotion and inventory. We did this by communicating regularly with our field managers and customers, analyzing sales and product data, and regularly reviewing pricing and promotional strategies. While we never have all the answers, we believe we were successful at driving growth in the fourth quarter through careful planning and execution of our business.”

Fiscal 2016 Results
Net sales increased 8.9% to $6.78 billion from $6.23 billion in fiscal 2015. Comparable store sales increased 1.6% versus a 3.1% increase in fiscal 2015. Gross profit increased 8.5% to $2.33 billion from $2.14 billion, and gross margin decreased to 34.3% from 34.4% in fiscal 2015.

SG&A expenses, including depreciation and amortization, increased 9.3% to $1.63 billion, and as a percent of sales, SG&A expenses increased to 24.1% compared to 24.0% in fiscal 2015.

Net income increased 6.5% to $437.1 million from $410.4 million, and diluted earnings per share increased 9.0% to $3.27 from $3.00 in fiscal 2015.

The Company opened 113 new stores and closed six stores, all of which were Del’s stores, in fiscal 2016 compared to 114 new store openings and eight store closures, five of which were Del’s stores, during fiscal 2015. The Company also acquired Petsense LLC, which operated 143 stores at the end of fiscal 2016.

Fiscal 2017 Outlook
The Company is providing the following initial guidance for the results of operations expected for fiscal 2017:

Net Sales	$7.22 billion - $7.29 billion
Comparable Store Sales	2.0% - 3.0%
Net Income	$445 million - $457 million
Earnings per Diluted Share	$3.44 - $3.52
Capital Expenditures	$270 million - $290 million

Anticipated capital expenditures include spending to support approximately 100 new Tractor Supply and 25 to 30 new Petsense store openings.

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be broadcast simultaneously over the Internet on the Company’s website at IR.TractorSupply.com.

Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

A replay of the webcast will also be available at IR.TractorSupply.com shortly after the conference call concludes.

About Tractor Supply Company
Founded in 1938, Tractor Supply Company is the largest rural lifestyle retail store chain in the United States. At December 31, 2016, the Company operated 1,595 Tractor Supply stores in 49 states and an e-commerce website at www.tractorsupply.com. Tractor Supply stores are focused on supplying the lifestyle needs of recreational farmers and ranchers and others who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located primarily in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, livestock, pet and small animal products, including items necessary for their health, care, growth and containment; (2) hardware, truck, towing and tool products; (3) seasonal products, including heating, lawn and garden items, power equipment, gifts and toys; (4) work/recreational clothing and footwear; and (5) maintenance products for agricultural and rural use.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At December 31, 2016, the Company operated 143 Petsense stores in 26 states. For more information on Petsense, visit www.petsense.com.

Forward Looking Statements
As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding sales and earnings growth, estimated results of operations, capital expenditures, marketing, merchandising and strategic initiatives and new store and distribution center openings and expenses in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s quarterly financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include, without limitation, national, regional and local economic conditions affecting consumer spending, the timing and acceptance of new products in the stores, the timing and mix of goods sold,  purchase price volatility (including inflationary and deflationary pressures), the ability to increase sales at existing stores, the ability to manage growth and identify suitable locations, failure of an acquisition to produce anticipated results, the ability to successfully manage expenses and execute key gross margin enhancing initiatives, the availability of favorable credit sources, capital market conditions in general, the ability to open new stores in the manner and number currently contemplated, the impact of new stores on the business, competition, weather conditions, the seasonal nature of the business, effective merchandising initiatives and marketing emphasis, the ability to retain vendors, reliance on foreign suppliers, the ability to attract, train and retain qualified employees, product liability and other claims, changes in federal, state or local regulations, potential judgments, fines, legal fees and other costs, breach of information systems or theft of employee or customer data, ongoing and potential future legal or regulatory proceedings, management of the Company’s information systems, failure to develop and implement new technologies, the failure of customer-facing technology systems, business disruption including from the implementation of supply chain technologies, effective tax rate changes and results of examination by taxing authorities, the ability to maintain an effective system of internal control over financial reporting, and changes in accounting standards, assumptions and estimates. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				YEAR ENDED
	December 31, 2016		December 26, 2015		December 31, 2016		December 26, 2015
	(14 weeks)		(13 weeks)		(53 weeks)		(52 weeks)

		% of		% of		% of		% of
		Sales		Sales		Sales		Sales
Net sales	$1,916,542	100.0%	$1,646,610	100.0%	$6,779,579	100.0%	$6,226,507	100.0%
Cost of merchandise sold	1,270,280	66.3	1,085,609	65.9	4,454,377	65.7	4,083,333	65.6
Gross profit	646,262	33.7	561,001	34.1	2,325,202	34.3	2,143,174	34.4

Selling, general and administrative expenses	411,984	21.5	354,888	21.6	1,488,164	22.0	1,369,097	22.0
Depreciation and amortization	39,662	2.1	32,825	2.0	142,958	2.1	123,569	2.0

Operating income	194,616	10.1	173,288	10.5	694,080	10.2	650,508	10.4
Interest expense, net	1,665	0.1	411	—	5,810	0.1	2,891	—

Income before income taxes	192,951	10.0	172,877	10.5	688,270	10.1	647,617	10.4
Income tax expense	69,368	3.6	61,165	3.7	251,150	3.7	237,222	3.8
Net income	$123,583	6.4%	$111,712	6.8%	$437,120	6.4%	$410,395	6.6%

Net income per share:
Basic	$0.94		$0.83		$3.29		$3.03
Diluted	$0.94		$0.82		$3.27		$3.00

Weighted average shares outstanding:
Basic	131,169		134,338		132,905		135,582
Diluted	131,858		135,506		133,813		136,845

Dividends declared per common share outstanding	$0.24		$0.20		$0.92		$0.76

Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands)

	FOURTH QUARTER ENDED		YEAR ENDED
	December 31, 2016	December 26, 2015	December 31, 2016	December 26, 2015
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Net income	$123,583	$111,712	$437,120	$410,395

Other comprehensive income:
Change in fair value of interest rate swap, net of taxes	2,503	—	1,392	—
Total other comprehensive income	2,503	—	1,392	—
Total comprehensive income	$126,086	$111,712	$438,512	$410,395

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	December 31, 2016	December 26, 2015
ASSETS
Current assets:
Cash and cash equivalents	$53,916	$63,813
Inventories	1,369,656	1,284,375
Prepaid expenses and other current assets	90,557	87,510
Income taxes receivable	3,680	3,763
Total current assets	1,517,809	1,439,461

Property and equipment:
Land	94,940	86,991
Buildings and improvements	965,582	814,802
Furniture, fixtures and equipment	567,653	523,383
Computer software and hardware	224,370	180,020
Construction in progress	21,320	38,720
Property and equipment, gross	1,873,865	1,643,916
Accumulated depreciation and amortization	(911,557)	(796,340)
Property and equipment, net	962,308	847,576

Goodwill and other intangible assets	125,717	10,258
Deferred income taxes	45,218	55,194
Other assets	23,890	18,337

Total assets	$2,674,942	$2,370,826

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$519,522	$427,249
Accrued employee compensation	25,246	42,684
Other accrued expenses	215,650	195,024
Current portion of long-term debt	10,000	—
Current portion of capital lease obligations	1,294	878
Income taxes payable	5,482	5,449
Total current liabilities	777,194	671,284

Long-term debt	263,850	150,000
Capital lease obligations, less current maturities	25,919	16,992
Deferred rent	100,078	84,793
Other long-term liabilities	54,683	54,463
Total liabilities	1,221,724	977,532

Stockholders’ equity:
Common stock	1,360	1,352
Additional paid-in capital	671,515	596,131
Treasury stock	(1,761,498)	(1,429,790)
Accumulated other comprehensive income	1,392	—
Retained earnings	2,540,449	2,225,601
Total stockholders’ equity	1,453,218	1,393,294

Total liabilities and stockholders’ equity	$2,674,942	$2,370,826

Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	YEAR ENDED
	December 31, 2016	December 26, 2015
	(53 weeks)	(52 weeks)
Cash flows from operating activities:
Net income	$437,120	$410,395
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	142,958	123,569
Loss on disposition of property and equipment	579	315
Share-based compensation expense	23,554	19,420
Excess tax benefit of stock options exercised	(11,671)	(27,032)
Deferred income taxes	9,976	(5,450)
Change in assets and liabilities:
Inventories	(67,650)	(168,925)
Prepaid expenses and other current assets	1,782	(21,066)
Accounts payable	82,477	56,426
Accrued employee compensation	(18,237)	5,628
Other accrued expenses	20,368	11,252
Income taxes	11,787	16,282
Other	5,997	8,366
Net cash provided by operating activities	639,040	429,180
Cash flows from investing activities:
Capital expenditures	(226,017)	(236,496)
Proceeds from sale of property and equipment	362	584
Acquisition of Petsense, net of cash acquired	(143,610)	—
Net cash used in investing activities	(369,265)	(235,912)
Cash flows from financing activities:
Borrowings under senior credit facility	945,000	680,000
Repayments under senior credit facility	(820,000)	(530,000)
Debt issuance costs	(1,380)	—
Excess tax benefit of stock options exercised	11,671	27,032
Principal payments under capital lease obligations	(1,150)	(507)
Repurchase of shares to satisfy tax obligations	(843)	(2,997)
Repurchase of common stock	(331,708)	(292,705)
Net proceeds from issuance of common stock	41,010	41,689
Cash dividends paid to stockholders	(122,272)	(103,101)
Net cash used in financing activities	(279,672)	(180,589)
Net change in cash and cash equivalents	(9,897)	12,679
Cash and cash equivalents at beginning of period	63,813	51,134
Cash and cash equivalents at end of period	$53,916	$63,813

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$6,124	$2,283
Income taxes	232,258	226,968

Supplemental disclosures of non-cash activities:
Property and equipment acquired through capital lease	$10,493	$13,207
Non-cash accruals for construction in progress	12,303	16,050

Selected Financial and Operating Information (a)
(Unaudited)

	FOURTH QUARTER ENDED		YEAR ENDED
	December 31, 2016 (b)	December 26, 2015 (b)	December 31, 2016 (b)	December 26, 2015 (b)
	(14 weeks)	(13 weeks)	(53 weeks)	(52 weeks)
Sales Information:
Comparable store sales increase	3.1%	(1.4)%	1.6%	3.1%
New store sales (% of total sales)	6.5%	5.4%	5.6%	5.6%
Average transaction value	$44.96	$45.86	$44.42	$44.87
Comparable store average transaction value increase	(0.9)%	(1.9)%	(0.9)%	(0.2)%
Comparable store average transaction count increase	4.0%	0.6%	2.6%	3.3%
Total selling square footage (000’s)	26,511	23,938	26,511	23,938
Exclusive brands (% of total sales)	30.8%	31.2%	32.1%	32.1%
Imports (% of total sales)	14.9%	15.5%	12.6%	12.5%

Store Count Information:
Tractor Supply
Beginning of period	1,575	1,465	1,488	1,382
New stores opened	21	26	113	114
Stores closed	(1)	(3)	(6)	(8)
End of period	1,595	1,488	1,595	1,488
Petsense
Beginning of period	—	—	—	—
Stores acquired	136	—	136	—
New stores opened	8	—	8	—
Stores closed	(1)	—	(1)	—
End of period	143	—	143	—
Consolidated end of period	1,738	1,488	1,738	1,488

Pre-opening costs (000’s)	$2,202	$1,986	$9,868	$9,571

Balance Sheet Information:
Average inventory per store (000’s) (c)	$741.7	$820.1	$741.7	$820.1
Inventory turns (annualized)	3.31	3.23	3.19	3.23
Share repurchase program:
Cost (000’s)	$116,017	$48,749	$331,709	$292,705
Average purchase price per share	$67.56	$86.34	$75.43	$85.70

Capital Expenditures (millions):
New and relocated stores and stores not yet opened	$23.2	$29.8	$111.2	$96.7
Existing stores	15.7	9.3	53.1	23.1
Distribution center capacity and improvements	10.1	18.9	21.0	80.2
Information technology	9.8	15.0	40.5	35.8
Corporate and other	—	—	0.2	0.7
Total	$58.8	$73.0	$226.0	$236.5

(a) Beginning in the fourth quarter ended December 31, 2016 selected financial and operating information includes the consolidation of Petsense unless otherwise noted. Petsense stores are not considered comparable stores until 12 months after the date of acquisition.
(b) Fourth quarter 2016 and fiscal 2016 are calculated based on a 14-week quarter and 53-week year, respectively. Comparable store calculations have been adjusted to reflect the corresponding comparable period. Fourth quarter 2015 and fiscal 2015 are calculated based on a 13-week quarter and 52-week year, respectively. The additional week in 2016 does not have a significant impact on comparability for those calculations that have not been adjusted for comparable purposes.
(c) Assumes average inventory cost, excluding inventory in transit.

2016 Comparable Store Sales: Originally Reported and Adjusted for Week Shift (a)
(Unaudited)

	FISCAL 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Comparable store sales increase (originally reported)	4.9%	(0.5)%	(0.6)%	3.1%	1.6%
Comparable store sales increase (adjusted for week shift)	2.6%	1.0%	(1.1)%	3.8%	1.6%
Impact of week shift	(2.3)%	1.5%	(0.5)%	0.7%	—%

(a) Due to the 53-week fiscal 2016, each quarter of fiscal 2017 starts one week later than the same quarter of fiscal 2016. The chart above represents comparable store sales for 2016 as originally reported and as adjusted to represent the same 13-week period as the 2017 fiscal quarters. The adjusted 13-week periods end on April 2, 2016, July 2, 2016, October 1, 2016 and December 31, 2016, respectively.